Exhibit 99.5

Consent of Citigroup Global Markets Inc.

We hereby consent to (1) the inclusion of our opinion letter, dated February 12, 2022, to the Board of Directors of Elkay Manufacturing Company (“Elkay”) as Annex H, (2) the description of such opinion letter and the references to our name under the captions entitled “Summary—Opinion of Citi, Elkay’s Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Elkay’s Reasons for the Approval of the Merger”, “The Merger—Opinion of Citi, Elkay’s Financial Advisor”, “The Merger—Certain Financial Forecasts Reviewed by Elkay’s Board of Directors and Financial Advisor” and “Annex H: Opinion of Citi, Elkay’s Financial Advisor” in the proxy statement/prospectus/consent solicitation relating to the proposed merger involving Elkay and Zurn Water Solutions Corporation (“Zurn”), which proxy statement/prospectus/consent solicitation forms a part of the registration statement of Zurn on Form S-4 (the “Registration Statement”), and (3) the filing of this consent as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ CITIGROUP GLOBAL MARKETS INC.

New York

April 4, 2022